Exhibit 99.6

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT is entered into as of the 30th day of June 2008 (this “Agreement”), by and between LEVINE LEICHTMAN CAPITAL PARTNERS IV, L.P., a Delaware limited partnership (“LLCP”), and CONSUMER PORTFOLIO SERVICES, INC., a California corporation (the “Company”).

R E C I T A L S

A. The Company and LLCP are entering into that certain Securities Purchase Agreement dated as of June 30, 2008 (as amended or modified from time to time, the “Securities Purchase Agreement”), pursuant to which, among other things, the Company is issuing and selling to LLCP (i) a Senior Secured Note Due 2013, (ii) 1,225,000 shares of the Company’s common stock (the “Purchaser Closing Shares”), (iii) a warrant for purchase of 1,500,000 shares of the Company’s common stock (the “Purchaser Closing FMV Warrant”), and (iv) a warrant for purchase of 275,000 shares of the Company’s common stock (the “Purchaser Closing Penny Warrant”, and together with the Purchaser Closing FMV Warrant, the “Purchaser Closing Warrants”).

B. The execution and delivery of this Agreement is a condition precedent to the consummation of the transactions contemplated by the Securities Purchase Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS. Unless otherwise indicated, all capitalized terms used in this Agreement shall have the respective meanings ascribed to them in the Securities Purchase Agreement. The rules of interpretation and construction specified in Sections 1.2 through 1.6 of the Securities Purchase Agreement shall likewise govern the interpretation and construction of this Agreement. In addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings specified below:

“Demanding Holders” shall mean LLCP or, if LLCP does not hold a majority of the Registrable Securities at any time, the holders of a majority of Registrable Securities.

“Register,” “registered” and “registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the applicable rules and regulations thereunder, and such registration statement becoming effective.

“Registrable Securities” shall mean (i) the Shares; (ii) any shares of Common Stock issued or issuable to LLCP (or its affiliates) as dividends on, or other distributions with respect to the Shares (whether upon any stock dividend, stock split, recapitalization, merger, consolidation or otherwise); and (iii) any other securities issued or issuable in exchange for, or in replacement of, any of the Shares. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement covering such securities shall have been declared effective under the Securities Act and such securities shall have been sold pursuant to such registration statement; (ii) such securities shall have been distributed to the public pursuant to Rule 144 or Rule 144A (or any successor provisions) under the Securities Act; or (iii) such securities shall have ceased to be outstanding.

“Shares” shall mean, collectively, (i) any and all shares of Common Stock owned or held by LLCP or any of its Affiliates, including the Purchaser Closing Shares, and (ii) any and all shares of Common Stock issued or issuable upon exercise of, or otherwise acquired under, any Equity Rights owned or held by LLCP or any of its Affiliates (including any Warrant Shares or other shares issued as an “anti-dilution” or other adjustment). The holder of any Equity Rights or any portion thereof shall be deemed to be the holder of the shares of Common Stock issuable upon exercise of such Equity Rights and, to the extent such shares of Common Stock constitute Registrable Securities, such holder shall be deemed to be the holder of such Registrable Securities.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Warrant” or “Warrants” shall mean (i) any Purchaser Closing Warrant or Purchaser Closing Warrants and (ii) any other warrant to purchase shares of Common Stock held by LLCP or an affiliate.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

(a) Request for Registration. At any time and from time to time, the Demanding Holders may make a written request for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Such request for a Demand Registration must specify the number of shares of Registrable Securities proposed to be sold and must also specify the intended method of disposition thereof. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1(d) and the proviso set forth in Section 3.1(a). The Company shall not be obligated to effect more than one (1) Demand Registrations under this Section 2.1(a).

(b) Effective Registration. Except as provided in pursuant to Section 2.1(e), a registration will not count as a Demand Registration until the registration statement covering the Registrable Securities that are the subject of such Demand Registration shall have become effective and the Company shall have complied with all of its obligations under this Agreement with respect thereto.

(c) Underwritten Offering. If the Demanding Holders so elect, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. The Demanding Holders shall select one or more firms of investment bankers to act as the managing Underwriter or Underwriters in connection with such offering and shall select any additional managers to be used in connection with the offering.

(d) Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders, in writing, that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell or which other shareholders of the Company desire to sell, exceeds the maximum dollar amount or number that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (the “Maximum Number of Shares”), then the Company shall include in such registration:

(i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares of Registrable Securities held by each Demanding Holder, regardless of the number of shares of Registrable Securities which such Demanding Holder has requested be included in such registration) that can be sold without exceeding the Maximum Number of Shares;

(ii) second, to the extent the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and

(iii) third, to the extent the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock that other shareholders desire to sell that can be sold without exceeding the Maximum Number of Shares.

(e) Withdrawal.

(i) If (i) a Registration Statement filed pursuant to this Section 2.1 does not remain effective under the Securities Act for the period specified in Section 3.1(c) due to a stop order, injunction, or other order of the SEC or other governmental agency, and (ii) each of the Demanding Holders has not sold all of its Registrable Securities registered under such registration statement, then the Demanding Holders may elect to withdraw such registration statement by written notice to the Company; and, in such an event, such registration shall not be deemed to have been a Demand Registration for purposes of the limitations on the number of Demand Registrations contained in Section 2.1.

(ii) If the Demanding Holders or any of them disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter of their request to withdraw prior to the effectiveness of the registration statement. If the Demanding Holders or any of them withdraw from a proposed offering relating to a Demand Registration and, solely as a result of such withdrawal the registration statement is withdrawn prior to being declared effective, such registration shall count as a Demand Registration provided for in Section 2.1(a) unless (i) the withdrawing Demanding Holders pay their pro rata share (based upon the number of shares to be included in such registration statement) of the expenses incurred in connection with such registration statement, (ii) at the time of a Demanding Holder’s withdrawal of Registrable Securities, there has been a material adverse change in the operating results, financial condition, or business of the Company that was not disclosed to the Demanding Holders at the time that the request for registration was made, (iii) since the time of the demand for registration there have occurred adverse changes or developments in United States political, economic, financial or market conditions, (iv) since the time of the demand for registration there have occurred changes or developments resulting from any natural disaster, any act of sabotage or terrorism or any outbreak of hostilities or war, or any escalation of any such natural disaster or acts of sabotage or terrorism or hostilities or war, or (v) the underwriter advises the Demanding Holders that it is inadvisable to include in the offering a number of Registrable Securities which is less than 80% of the Registrable Securities subject to the registration demand.

(f) Termination of Demand Registration Rights. LLCP’s right to request Demand Registrations pursuant to this Section 2.1 shall terminate upon the date upon which LLCP and its Affiliates hold less than Three Hundred Thousand (300,000) Shares (including for the avoidance of doubt any shares issuable upon exercise of warrants, and ignoring any restrictions on exercise of such warrants). Notwithstanding the foregoing sentence, LLCP’s right to request Demand Registrations pursuant to this Section 2.1 shall not terminate as provided above, or shall be reinstated after any such termination, if, at the effective time of termination or thereafter, LLCP requests a registration of Registrable Securities on Form S-3 (or any successor form) under Section 2.3 and the Company is then ineligible to use such Form.

2.2 Piggy-Back Registration.

(a) Piggy-Back Rights. If at any time the Company proposes to file a registration statement under the Securities Act with respect to an offering of equity securities, or securities convertible or exchangeable into equity securities, by the Company for its own account or by shareholders of the Company for their account (or by the Company and by shareholders of the Company), other than a registration statement (i) on Form S-4 or S-8 (or any substitute or successor form that may be adopted by the SEC), (ii) filed in connection with any employee stock option or other benefit plan, (iii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than thirty (30) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering; and (y) offer to the holders of Registrable Securities in such notice the opportunity to register such number of shares of Registrable Securities as such holders may request in writing within fifteen (15) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof.

(b) Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering of shares for the Company’s account advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with the Registrable Securities as to which registration has been requested hereunder and the shares of Common Stock other shareholders of the Company desire to sell, exceeds the Maximum Number of Shares, then the Company shall include in such registration:

(i) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares;

(ii) second, to the extent the Maximum Number of Shares has not been reached under the foregoing clause (i), the Registrable Securities as to which registration has been requested pursuant to this Agreement (to be allocated among the persons requesting inclusion in such registration in accordance with the number of shares of Common Stock with respect to which such person has the right to request such inclusion hereunder, regardless of the number of shares which such person has actually requested be included in such registration) that can be sold without exceeding the Maximum Number of Shares; and

(iii) third, to the extent the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock that other shareholders desire to sell that can be sold without exceeding the Maximum Number of Shares.

(c) Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the registration statement. The Company may also elect to withdraw a registration statement at any time prior to the effectiveness of the registration statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.3 Registrations on Form S-3. Notwithstanding anything to the contrary, the holders of Registrable Securities may at any time request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 (or any similar short-form registration which may be available at such time). Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as possible thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other holder or holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, the Company shall file a registration statement in response to any such request not less than 30 days after such request; provided, further, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3 if (i) the Company is not eligible to use a Form S-3 (or any successor form) to register such Registrable Securities; (ii) the Company shall furnish to the holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the holder or holders under this Section 2.3; provided, however, that in the event the Company elects to exercise such right with respect to any registration, it shall not have the right to exercise such right again prior to the date which is ten months after the date on which the registration statement relating to such deferred registration is declared effective; or (iii) the Company has effected three (3) registrations pursuant to this Section 2.3. The Company shall use its best efforts to maintain each registration statement under this Section 2.3 effective for two (2) years or until the Registrable Securities covered thereby have been sold, whichever shall first occur. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.4 Purchase (and Exercise) of Warrants by the Underwriters. Notwithstanding any other provision of this Agreement to the contrary, in connection with any Demand Registration or Piggy-Back Registration which is to be an underwritten offering, to the extent all or any portion of the Registrable Securities to be included in such registration consist of shares of Common Stock issuable upon exercise of any Warrant or any portion thereof, the holders of such Registrable Securities may require that the Underwriter or Underwriters purchase (and exercise) such Warrant or any portion thereof rather than require the holders of the Registrable Securities to exercise such Warrant or portion thereof in connection with such registration unless the Underwriters inform such holders that such a purchase and exercise of such Warrant will materially and adversely affect the proposed offering. The Company shall take all such action and provide all such assistance as may be reasonably requested by the holders of Registrable Securities to facilitate any such purchase (and exercise) of any Warrant agreed to by the Underwriter or Underwriters, including issuing the Common Stock issuable upon the exercise of such Warrant or any portion thereof to be issued within such time period as will permit the Underwriters to make and complete the distribution contemplated by the underwriting.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2, the Company shall use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as expeditiously as practicable, and in connection with any such request:

(a) Filing Registration Statement. The Company shall, as expeditiously as possible, prepare and file, within sixty (60) days after receipt of a request for a Demand Registration pursuant to Section 2.1, with the SEC a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and shall use its best efforts to cause such registration statement to become and remain effective for the period required by Section 3.1(c); provided, however, that the Company shall have the right to defer such registration for up to sixty (60) days if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be effected at such time; provided, further, that in the event the Company elects to exercise such right with respect to any registration, it shall not have the right to exercise such right again prior to the date which is twelve (12) months after the date on which the registration statement relating to such deferred registration is declared effective.

(b) Copies. The Company shall, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such registration statement as proposed to be filed, each amendment and supplement to such registration statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holder may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

(c) Amendments and Supplements. The Company shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition set forth in such registration statement (which period, in the case of any registration other than a registration pursuant to Section 2.3, shall not exceed the sum of 120 days plus any period during which any such disposition is interfered with by any stop order, injunction or other order or requirement of the SEC or any governmental agency or court) or such securities have been withdrawn.

(d) Notification. After the filing of the registration statement, the Company shall promptly, and in no event more than two Business Days, notify the holders of Registrable Securities included in such registration statement, and confirm such advice in writing, (i) when such registration statement becomes effective, (ii) when any post-effective amendment to such registration statement becomes effective, (iii) of any stop order issued or threatened by the SEC (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered) and (iv) of any request by the SEC for any amendment or supplement to such registration statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such registration statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available to the holders of Registrable Securities included in such registration statement any such supplement or amendment; except that before filing with the SEC a registration statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such registration statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any registration statement or prospectus or amendment or supplement thereto, including documents incorporated by reference to which such holders or legal counsel, shall object on a timely basis in light of the requirements of the Securities Act or any other applicable laws and regulations.

(e) State Securities Laws Compliance. The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the registration statement under such securities or blue sky laws of such jurisdictions in the United States as the holders of Registrable Securities included in such registration statement (in light of their intended plan of distribution) may request and (ii) cause such Registrable Securities covered by the registration statement to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such registration statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), or subject itself to taxation in any such jurisdiction.

(f) Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such registration statement.

(g) Cooperation. The Chief Executive Officer, the President of the Company, the Chief Financial Officer of the Company, any Senior Vice President of the Company and any other members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the registration statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

(h) Records. The Company shall make available for inspection by the holders of Registrable Securities included in such registration statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such registration statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such registration statement.

(i) Opinions and Comfort Letters. The Company shall furnish to each holder of Registrable Securities included in any registration statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such registration statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the registration statement containing such prospectus has been declared effective and that no stop order is in effect.

(j) Earnings Statement. The Company shall comply with all applicable rules and regulations of the SEC and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(k) Listing. The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1(d)(iv), each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1(d)(iv), and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. The Company shall pay all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2 and any registration pursuant to Section 2.3, and all expenses incurred in performing or complying with the Company’s obligations under this Section 3, whether or not the registration statement becomes effective, in each case including without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or blue sky laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1(k); (vi) National Association of Securities Dealers, Inc. fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1(i)); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration; (ix) the cost for selling stockholder errors and omissions insurance for the benefit of the holders of Registrable Securities included in such registration which the holders of a majority of such Registrable Securities may elect to purchase, and (x) all fees and expenses incurred by the holders of Registrable Securities included in such registration statement in connection with its participation in such registration, including the fees and expenses of such holders’ legal counsel, accountants and other experts. The Company shall have no obligation to pay any underwriting fees, discounts or selling commissions attributable to the Registrable Securities being sold by holders of Registrable Securities, which expenses shall be borne by such holders.

3.4 Information. The holders of Registrable Securities shall provide such information as reasonably requested by the Company in connection with the preparation of any registration statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless (i) LLCP (including its general and limited partners), each holder of Registrable Securities and Levine Leichtman Capital Partners, Inc., and (ii) the respective officers, employees, affiliates, directors, partners, members and agents, and each person, if any, who controls LLCP, any holder of Registrable Securities or Levine Leichtman Capital

Partners, Inc. within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “LLCP Indemnified Party”), from and against any loss, claim, damage or liability and any action in respect thereof to which any LLCP Indemnified Party may become subject under the Securities Act or the Exchange Act or any other statute or common law, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (a) any untrue statement or alleged untrue statement of a material fact made in connection with the sale of Registrable Securities or shares of Common Stock, whether or not such statement is contained or incorporated by reference in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, (b) any omission or alleged omission to state a material fact required to be stated in any registration statement or prospectus or necessary to make the statements therein not misleading, or (c) any violation by the Company of any federal, state or common law, rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with such registration. The Company also shall promptly, but in no event more than ten (10) Business Days after request for payment, pay directly or reimburse each LLCP Indemnified Party for any legal and other expenses incurred by such LLCP Indemnified Party in investigating or defending or preparing to defend against any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable to an LLCP Indemnified Party in any such case to the extent that any such expense, loss, claim, damage or liability arises solely out of or is based solely upon any untrue statement or omission made in a registration statement, preliminary prospectus, final prospectus, or summary prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished to the Company, in writing, by such LLCP Indemnified Party and stated to be specifically for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriters on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Each holder of Registrable Securities shall indemnify and hold harmless the Company, its officers, directors, partners, members and agents and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such holder, but solely with reference to information related to such holder furnished in writing by such holder expressly for use in any registration statement or prospectus relating to Registrable Securities of such holder included in any registration, or any amendment or supplement thereto, or any preliminary prospectus. Each holder of Registrable Securities included in any registration hereunder shall also indemnify and hold harmless any Underwriter of such holder’s Registrable Securities, their officers, directors, partners, members and agents and each person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 4.2; provided, however, that in no event shall any indemnity obligation under this Section 4.2 exceed the dollar amount of the net proceeds (after payment of any underwriting fees, discounts or commissions) actually received by such holder from the sale of Registrable Securities which gave rise to such indemnification obligation under such registration statement or prospectus.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except to the extent the Indemnifying Party is actually and materially prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution. If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts or commissions) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. UNDERWRITING AND DISTRIBUTION.

5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or Rule 144A under the Securities Act, as such Rules may be amended from time to time, or any similar Rule or regulation hereafter adopted by the SEC.

5.2 Restrictions on Sale by the Company and Others. The Company agrees (i) not to effect any sale or distribution of any securities similar to those being registered in accordance with Section 2.1, or any securities convertible into or exchangeable or exercisable for such securities, during the ninety (90) days prior to, and during the one hundred twenty (120)-day period beginning on, the effective date of any Demand Registration (except as part of such Demand Registration to the extent permitted by Section 2.1(d)); and (ii) that any agreement pursuant to which the Company issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any sale or distribution of any such securities during the periods described in (i) above, in each case including a sale pursuant to Rule 144 or 144A under the Securities Act (except as part of any such registration, if permitted); provided, however, that the provisions of this Section 5.2 shall not prevent the conversion or exchange of any securities pursuant to their terms into or for other securities and shall not prevent the issuance of securities by the Company under any employee benefit, stock option or stock subscription plans.

5.3 Other Transfers. If a holder proposes to sell Registrable Securities in a privately negotiated transaction that is neither a registered offering nor a sale pursuant to Rule 144 under the Securities Act (e.g. a “Rule 4 1  1/2 Sale”), the Company shall facilitate and provide reasonable assistance in connection with such transaction, including without limitation meeting with potential purchasers and providing such information, certificates and documents as are reasonably requested by such holder.

6. MISCELLANEOUS.

6.1 Other Registration Rights. The Company represents and warrants that no Person has any right to require the Company to register any shares of the Company’s Capital Stock for sale or to include shares of the Company’s Capital Stock in any registration filed by the Company for the sale of shares of Capital Stock for its own account or for the account of any other Person. The Company represents that it is not party to, and from and after the date hereof the Company will not enter into at any time, without the prior written consent of LLCP, (i) any agreement granting any demand registration right (i.e., the right to require the Company to register the sale of any shares of the Company’s Capital Stock), or (ii) any agreement granting any piggy-back registration right (i.e., the right to require the Company to register the sale of any shares of the Company’s Capital Stock in any registration filed by the Company for the sale of shares of Capital Stock for its own account or for the account of any other person) which is inconsistent with, equal to or superior to any registration rights granted hereunder. The Company will not at any time at any time enter into or amend any agreement so as to cause the registration rights granted therein to be inconsistent with, equal to or superior to the rights granted to the holders of Registrable Securities hereunder or to otherwise adversely affect the registration rights granted to the holders of Registrable Securities hereunder.

6.2 Successors and Assigns. The rights and obligations of LLCP under this Agreement shall be freely assignable in whole or in part. Each such assignee, by accepting such assignment of the rights of the assignor hereunder shall be deemed to have agreed to and be bound by the obligations of the assignor hereunder. The rights and obligations of the Company hereunder may not be assigned.

6.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if transmitted by telecopier with receipt acknowledged by the recipient, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon receipt, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to LLCP:

Levine Leichtman Capital Partners IV, L.P.

c/o Levine Leichtman Capital Partners, Inc.

335 North Maple Drive, Suite 240

Beverly Hills, CA 90210

Attention: Arthur E. Levine and Steven E. Hartman

Telephone: (310) 275-5335

Facsimile: (310) 275-1441

with a copy to:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Attention: Mitchell S. Cohen, Esq.

Telephone: (310) 203-7579

Telecopier: (310) 203-7199

If to any assignee of LLCP:

At such assignee’s address as shown on the books of the Company.

If to the Company:

Consumer Portfolio Services, Inc.

16355 Laguna Canyon Road

Irvine, CA 92618

Attention: Charles E. Bradley, Jr., President (with a copy to Mark

Creatura, General Counsel)

Telephone: (949) 753-6800

Facsimile: (949) 450-3951

or at such other address or addresses as LLCP, such assignee or the Company, as the case may be, may specify by written notice given in accordance with this Section.

6.4 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future Applicable Laws during the term thereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible.

6.5 Counterpart. This Agreement may be executed in two or more counterparts and by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one instrument.

6.6 Waivers and Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated except by a written instrument expressly referring to this Agreement and to the provisions so modified or limited and executed by the parties hereto.

6.7 Remedies. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, LLCP or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions. The Company hereby agrees that no holder of Registrable Securities shall not be required or otherwise obligated to, and hereby waives any right to demand that any such holder, post any performance or other bond in connection with the enforcement of its rights and remedies hereunder. The Company agrees to pay all fees, costs, and expenses, including fees and expenses of attorneys, accountants and other experts, and all fees, costs and expenses of appeals, incurred by LLCP or any other holder of Registrable Securities in connection with the enforcement of this Agreement or the collection or any sums due hereunder, whether or not suit is commenced. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.8 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

6.9 Consent to Jurisdiction and Venue. ANY SUIT, LEGAL ACTION OR SIMILAR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY REFERENCED DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA SITTING IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY INVESTMENT DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OF THE COMPANY AND THE PURCHASER HEREBY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF THE STATE OF THE NEW YORK.

6.10 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY INVESTMENT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF

THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE SECURITIES PURCHASE AGREEMENT, THE SENIOR SECURED NOTE DUE 2013, THE WARRANTS, OR ANY OTHER RELATED AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY

CONSUMER PORTFOLIO SERVICES, INC., a California corporation

By:	/s/ Charles E. Bradley, Jr.
Charles E. Bradley, Jr. President and Chief Executive Officer

By:	/s/ Robert E. Riedl
Robert E. Riedl, Senior Vice President – Finance and Chief Investment Officer

LLCP

LEVINE LEICHTMAN CAPITAL PARTNERS, INC., a California corporation

On behalf of LEVINE LEICHTMAN CAPITAL PARTNERS IV, L.P., a California limited partnership

By:	/s/ Steven E. Hartman
Steven E. Hartman Vice President